UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

November 18, 2005

Date of report (date of earliest event reported)

SAFLINK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-20270	95-4346070
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 108th Avenue NE, Suite 2100

Bellevue, Washington 98004

(Address of principal executive offices) (Zip code)

(425) 278-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 18, 2005, we entered into a new commercial lease agreement with Mastro Willows II, LLC for our principal office space. Our current lease for office space in Bellevue, Washington expires in June 2006. The new lease consists of 19,456 square feet and is located in Kirkland, Washington. The term of the lease is May 1, 2006, through August 31, 2011. The initial base rent is $19,861 per month. The lease is a triple net lease in which we are also responsible for our proportionate share of all expenses for operating the facility, including maintenance and property taxes for the facility.

On November 22, 2005, we entered into an amendment to the Notice of Grant of Stock Purchase Right, dated August 9, 2004, with Kris Shah, a member of our board of directors and president of Litronic, Inc., our wholly-owned subsidiary. Under the original agreement, a portion of the shares of common stock subject to the stock purchase right would become vested once Mr. Shah has provided 12 months of continuous service to us from the date of grant, and the remaining shares of common stock would become vested after 24 months of continuous service. The amendment provides that all of the shares of common stock subject to the stock purchase right will become vested once Mr. Shah has provided 24 months of continuous service to us from the date of grant. All other terms of the Notice of Grant of Stock Purchase Right remain unchanged.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAFLINK Corporation

Dated: November 23, 2005	By:	/s/ Jon C. Engman
	Name:	Jon C. Engman
	Title:	Chief Financial Officer

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